Exhibit 10.5

Halozyme Therapeutics, Inc.
Restricted Stock Award Agreement
under the
Halozyme Therapeutics, Inc.
2011 Stock Plan

1. Terminology. Unless otherwise provided in this Award Agreement, capitalized words used herein are defined in the Glossary at the end of this Award Agreement, the Notice, or the Plan.

2. Termination of Employment or Service.

(a) If your Service with the Company ceases for any reason, except as otherwise specified in the Notice, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited by you and transferred to the Company upon such cessation for no consideration. Any accrued dividends attributable to such forfeited Award Shares shall also be forfeited if and when the Award Shares are forfeited.

(b) You acknowledge and agree that upon the forfeiture of any unvested Award Shares, (i) your right to vote and to receive cash dividends on, and all other rights, title or interest in, to or with respect to, the forfeited Award Shares shall automatically, without further act, terminate and (ii) the forfeited Award Shares shall be returned to the Company. You hereby irrevocably appoint (which appointment is coupled with an interest) the Company as your agent and attorney-in-fact to take any necessary or appropriate action to cause the forfeited Award Shares to be returned to the Company, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. You hereby ratify and approve all acts done by the Company as such attorney-in-fact. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for the Stock of the Company is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from the Company in connection with the forfeited Award Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Award Agreement.

3. Restrictions on Transfer and Receipt of Cash Dividends.

(a) Until an Award Share becomes vested and nonforfeitable, it may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

(b) Any attempt to dispose of any such Award Shares in contravention of the restrictions set forth in Section 3(a) shall be null and void and without effect. The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Award Agreement or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Award Agreement.

(c) Any regular or extraordinary cash dividends that become payable with respect to an unvested Award Share will be accrued and held by the Company or an escrow agent appointed by the Committee until the Award Share becomes vested and will be paid to you within fifteen days after the date on which the related Award Share becomes vested or will be forfeited if and when the related Award Share is forfeited.

4. Stock Certificates.

(a) You are reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books. The Company or an escrow agent appointed by the Committee will hold in escrow the share certificates for safekeeping, or the Company may otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable. Until the Award Shares become vested and nonforfeitable, any share certificates representing such shares will include a legend to the effect that you may not sell, assign, transfer, pledge, or hypothecate the Award Shares. As soon as practicable after vesting of an Award Share, the Company or its escrow agent will deliver the Award Share to you, subject to the provisions of Section 5 of this Award Agreement. The Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such share on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason.

(b) You are not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Award Shares, the consideration for which shall be past services actually rendered or, if none, future services to be rendered to the Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, you shall furnish consideration in the form of cash or past services rendered to the Company or for its benefit having a value not less than the par value of the Award Shares.

5. Tax Election and Tax Withholding.

(a) You hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company. You may not rely on the Company or any of its officers, directors or employees for tax or legal advice regarding this award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this award or have voluntarily and knowingly foregone such consultation.

(b) On or before the time you receive the Award Shares, or at any time thereafter as requested by the Company, you may satisfy any federal, state, local or foreign tax withholding obligation relating to your Award Shares by any of the following means, which you must elect in advance by making an appropriate election via the account established under your name with E*TRADE Financial or such other brokerage firm selected by the Company (the “Brokerage Account”) at such time or times specified by the Committee: (i) tendering a cash payment that covers your tax withholding obligation by depositing such cash payment into your Brokerage Account or providing it directly to the Company on or before the date your Award Shares vest; or (ii) authorizing a sell-to-cover transaction, which involves the automatic sale by E*TRADE Financial or such other brokerage firm selected by the Company, through one or more block trades, of the number of Award Shares that vest with the value necessary to satisfy the tax withholding obligations, the assignment to the Company of the proceeds of the sale for subsequent payment to the relevant tax authorities, and the release or delivery to you of the remaining vested Award Shares. The Committee shall have discretion to allow any other method of satisfying tax withholding obligations as it may determine to be adequate.

(c) If you do not make an election via your Brokerage Account on or prior to the date your Award Shares vest regarding the method of satisfaction of your tax withholding obligation, or if you timely elect to satisfy your tax withholding obligation via tendering a cash payment as provided above, but as of the date your Award Shares vest there are insufficient funds in your Brokerage Account or received by the Company to cover the tax withholding obligation, then such tax withholding obligation shall be satisfied through a sell-to-cover transaction (as described above).

(d) Notwithstanding anything to the contrary set forth in Section 5(b) or 5(c) above, including any election that you may have made through your Brokerage Account, the Company will satisfy the tax withholding obligations relating to your Award Shares by withholding from the shares otherwise deliverable to you in connection with your Award Shares, or redeeming Award Shares, and releasing or delivering to you the remaining shares if on the date your Award Shares vest you are an executive officer of the Company and you have not tendered a cash payment on or before the vesting date in full satisfaction of the tax withholding obligation.

(e) Any shares withheld or redeemed to satisfy any tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

(f) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Stock. If any tax withholding obligation is not satisfied in full through one of the methods described in this Section 5, the Company shall have the right to deduct such taxes from any compensation or any other payment of any kind due you (including the right to withhold the issuance or delivery of shares of Stock or to redeem Award Shares). In the event the Company’s obligation to withhold arises prior to the delivery to you of Stock or it is determined after the delivery of Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

6. Adjustments for Corporate Transactions and Other Events.

(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable shall, without further action of the Committee, be adjusted to reflect such event. The Committee shall make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split or reverse stock split; provided that such adjustments do not result in the issuance of fractional Award Shares. Adjustments under this Section 6 will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

(b) Binding Nature of Agreement. The terms and conditions of this Award Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, to the same extent as the Award Shares with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Stock of the Company, or similar event, except as otherwise determined by the Committee. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Award Agreement shall inure to the benefit of the Company’s successor, and this Award Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

7. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Award Agreement shall alter your employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

8. Rights as Stockholder. Except as otherwise provided in this Award Agreement with respect to the nonvested and forfeitable Award Shares and the payment of regular or extraordinary cash dividends thereon, you will possess all incidents of ownership of the Award Shares, including the right to vote the Award Shares and receive stock dividends and/or other distributions declared on the Award Shares.

9. The Company’s Rights. The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10. Notices. All notices and other communications made or given pursuant to this Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company, or in the case of notices delivered to the Company by you, addressed to the Committee, care of the Company for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award of Restricted Stock by electronic means or to request your consent to participate in the Plan or accept this award of Restricted Stock by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11. Entire Agreement. This Award Agreement, together with the relevant Notice and the Plan, contain the entire agreement between the parties with respect to the Award Shares granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Award Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

12. Amendment. This Award Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Award Agreement may not be modified in a manner that would have a materially adverse effect on your rights with respect to the Award Shares as determined in the discretion of the Committee, except as provided in the Plan or in a written document signed by each of the parties hereto.

13. Conformity with Plan. This Award Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Award Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Award Agreement or any matters as to which this Award Agreement is silent, the Plan shall govern. A copy of the Plan is available on the Company’s intranet or upon written request to the Committee.

14. Effect on Other Employee Benefit Plans. The value of the Award Shares subject to this Award Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

15. Governing Law. The validity, construction, and effect of this Award Agreement, and of any determinations or decisions made by the Committee relating to this Award Agreement, and the rights of any and all persons having or claiming to have any interest under this Award Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the district which includes the city or town in which the Company’s principal executive office is located, and you hereby agree and submit to the personal jurisdiction and venue thereof.

16. Headings. The headings in this Award Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Award Agreement.

17. Counterparts. The Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Award Agreement, all information with respect to the Plan and the Award Shares and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

19. No Future Entitlement. By your signing the Notice, you acknowledge and agree that: (i) the grant of these Award Shares is a one-time benefit which does not create any contractual or other right to receive future grants of stock, or compensation in lieu of stock grants, even if stock grants have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock grants shall be granted, the maximum number of shares subject to each stock grant, and the times or conditions under which restrictions on such stock grants shall lapse, will be at the sole discretion of the Committee; (iii) the value of this stock grant is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of this stock grant is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these Award Shares ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Award Agreement; (vi) the Company does not guarantee any future value of these Award Shares; and (vii) no claim or entitlement to compensation or damages arises if these Award Shares do not increase in value and you irrevocably release the Company from any such claim that does arise.

20. Personal Data. For purposes of the implementation, administration and management of the stock grant or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), you consent, by execution of the Notice, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the stock grant or the effectuation of a Corporate Transaction and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage the stock grant or effect a Corporate Transaction. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a stock grant.

{Glossary begins on next page}

GLOSSARY

(a) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with Halozyme Therapeutics, Inc. (including but not limited to joint ventures, limited liability companies and partnerships). For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise.

(b) “Committee” means the Compensation Committee or other committee of the Board of Directors of the Company duly appointed to administer the Plan and having such powers as shall be specified by the Board of Directors.

(c) “Company” means Halozyme Therapeutics, Inc. and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control (as defined under the Plan) has occurred, Company shall mean only Halozyme Therapeutics, Inc.

(d) “Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of Award Shares made to you.

(e) “Service” means your employment or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not Halozyme Therapeutics, Inc. or its successor, or an Affiliate of Halozyme Therapeutics, Inc. or its successor.

(f) “Stock” means the common stock, US$0.001 par value per share, of Halozyme Therapeutics, Inc., as adjusted from time to time in accordance with Section 4.2 of the Plan.

(g) “You”; “Your”. You means the recipient of the Award Shares as reflected in the first paragraph of this Award Agreement. Whenever the word “you” or “your” is used in any provision of this Award Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

{End of Agreement}

IMPORTANT FEDERAL TAX INFORMATION

INSTRUCTIONS REGARDING SECTION 83(b) ELECTIONS

1.	The 83(b) Election is irrevocable. The 83(b) Election is a voluntary election that is available to you. It is your decision whether to file an 83(b) Election.

2.	If you choose to make an 83(b) Election, the 83(b) Election Form must be filed with the Internal Revenue Service within 30 days of the Grant Date; no exceptions to this deadline are made. You should send the election to the internal revenue service center located at the address to which you send your federal income tax return (IRS form 1040) based on your place of residence. The election should be sent via certified mail with return receipt requested or a delivery service that provides proof of delivery.

3.	You must deliver a copy of the 83(b) Election Form to the Corporate Secretary or other designated officer of the Company as soon as practicable after you receive proof that the original was received by the Internal Revenue Service. Irrespective of the fact that a copy of your 83(b) Election Form is to be delivered to the Company, you remain solely responsible for properly filing the original with the Internal Revenue Service.

4.	In addition to making the filing under Item 2 above, you must attach a copy of your 83(b) Election Form to your federal tax return for the taxable year that includes the Grant Date. Applicable state law also may require you to attach a copy of the 83(b) Election Form to any state income tax returns that you file for that taxable year.

5.	If you make an 83(b) Election and later forfeit the Award Shares, you will not be entitled to a refund of the taxes paid with respect to the gross income you recognized under the 83(b) Election.

6.	You must consult your personal tax advisor before making an 83(b) Election. You may not rely on this information, the Company, or any of the Company’s officers, directors, or employees for tax or legal advice regarding the Award Shares or the 83(b) Election. The election form attached to these instructions is intended as a sample only. It must be tailored to your circumstances and may not be relied upon without consultation with a personal tax advisor.

SECTION 83(b) ELECTION FORM

Election Pursuant to Section 83(b) of the Internal Revenue Code to
Include Property in Gross Income in Year of Transfer

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1. The name, address, and taxpayer identification number of the undersigned are:

      -      -

2. The property with respect to which the election is made is        shares of Stock, par value $0.001 per share, of Halozyme Therapeutics, Inc., a Delaware corporation (the “Company”).

3. The date on which the property was transferred was       , the date on which the taxpayer received the property pursuant to a grant of restricted stock.

4. The taxable year to which this election relates is calendar year 20      .

5. The property is subject to restrictions in that the property is not transferable and is subject to a substantial risk of forfeiture until the taxpayer vests in the property. The taxpayer will vest in the property on       , if at all, in increments of 20% of the restricted shares for each of the following events that occurs: [insert performance objectives]

6. The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $    per share; with a cumulative fair market value of $     .

7. The taxpayer did not pay any amount for the property transferred.

8. A copy of this statement was furnished to the Corporate Secretary or other designated officer of the Company. The taxpayer rendered the services to        in connection with the transfer of the property with respect to which this election is being made.

9. This election is made to the same effect, and with the same limitations, for purposes of any applicable state statute corresponding to Section 83(b) of the Internal Revenue Code.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner of Internal Revenue.

Signed: _________________________________________________
Date:	—

Letter for filing §83(b) Election Form

[Date]

CERTIFIED MAIL
RETURN RECEIPT REQUESTED

***Please insert the IRS Service Center where you file your federal income tax return below.***

Internal Revenue Service Center

Re:	83(b) Election of [Name] Social Security Number:	_______________________

Dear Sir/Madam:

Enclosed is an election under §83(b) of the Internal Revenue Code of 1986, as amended, with respect to certain shares of stock of Halozyme Therapeutics, Inc., a Delaware corporation, that were transferred to me on       , 20      .

Please file this election.

Sincerely,

[Name]

cc: Corporate Secretary of Halozyme Therapeutics, Inc.